EXHIBIT 23


        CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts" and "Financial Statements" in Post-Effective Amendment No. 8 to the Registration Statement (Form S-1 No. 33-4711) and related Prospectus pertaining to The Lincoln National Life Insurance Company Agents' Savings and Profit-Sharing Plan and
(a) to the use of our report dated March 15, 1994, pertaining to The Lincoln National Life Insurance Company Agents' Savings and Profit-Sharing Plan in the Registration Statement and related Prospectus and (b) to the incorporation by reference therein of our report dated February 10, 1994, with respect to the consolidated financial statements and schedules of Lincoln National Corporation included in its Annual Repoprt (Form 10-K), both for the year ended December 31, 1993, filed with the Securities and Exchange Commission.

                                 /S/ Ernst & Young

Fort Wayne, Indiana
March 28, 1994